Exhibit 5.1

November 7, 2007

Medarex, Inc.

707 State Road

Princeton, NJ  08540

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Medarex, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission, covering the offering of up to 5,500,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), for issuance pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Plan, the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, upon the issuance from time to time of the Shares in accordance with the Registration Statement, the related Prospectus and the Plan, and delivery thereof in exchange for payment of the consideration required by the Plan and any applicable award agreements entered into under the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Norris, McLaughlin & Marcus, P.A.